Exhibit - 10.2
SENIOR EXECUTIVE AGREEMENT
          WHEREAS, Gary Rada (the “Executive”) is the President and Chief Executive Officer of Factory Card & Party Outlet Corp., a Delaware corporation (the “Company”);
          WHEREAS, the Executive entered into an employment agreement with Factory Card Outlet of America, Ltd., which is a wholly-owned subsidiary of the Company, dated as of December 23, 2004, as amended on December 9, 2005, which remains in effect on the date hereof (the “Employment Agreement”);
          WHEREAS, the Executive may, under certain circumstances, become a participant in the Company’s Amended and Restated Executive Severance Plan (the “Executive Severance Plan”) (it being understood that, in no event will the Executive become such a participant for as long as the Executive is also a party to the Employment Agreement);
          WHEREAS, in connection with the proposed acquisition (the “Merger”) of the Company pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 17, 2007, by and among Amscan Holdings, Inc., a Delaware corporation (“Parent”), Amscan Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Newco”) and the Company, the Company shall become a wholly owned subsidiary of Parent; and
          WHEREAS, the Employment Agreement and the Executive Severance Plan shall remain in effect on and after the consummation of the transactions contemplated by the Merger Agreement, with such changes as may be effected by this Agreement, and, in connection therewith, the Executive shall continue to serve as President and Chief Executive Officer of the Company and as a member of its Board of Directors.
          NOW THEREFORE, in consideration of the mutual promises contained herein, the Executive, Parent and the Company agree as follows:
          1. The Executive shall continue employment with the Company in accordance with the terms and conditions of the Employment Agreement following the closing of the Merger (the “Closing”), it being understood that the Company shall thereupon be a direct or indirect subsidiary of Parent and/or AAH Holdings Corporation (“Holdings”). The Executive shall report to the President and Chief Executive Officer of Holdings (“Holdings’ CEO”). During the term of this Agreement, the Executive shall serve as a member of the Board of Directors of the Company. The Executive hereby agrees that changes to his duties, responsibilities and authorities caused solely and as a direct and proximate result of the Company becoming a privately held subsidiary of Parent and/or Holdings will not in and of itself constitute “Good Reason” within the meaning of Section 10(b) of the Employment Agreement or within the meaning of Section 1.2 of the Executive Severance Plan. The Executive will have such duties, responsibilities and authorities which are customary and normally associated with those of chief executive officers of retail businesses of similar size in the United States. For the avoidance of doubt, Executive’s duties, responsibilities and authority will include, but not be limited to: (i)

preparation, development and recommendation to Holdings’ CEO of budgets of the Company, (ii) preparation, development and recommendation to Holdings’ CEO of business and staffing plans of the Company, (iii) implementation of budgets, business plans and staffing plans, (iv) selection, retention and termination of Company employees, including officers following consultation with Holdings’ CEO, and (v) selection, retention and termination of outside consultants, contractors, professionals and service providers to the Company. The Executive agrees that the material employee benefit plans, programs and arrangements listed on Exhibit A to be provided by the Company, Parent or Holdings to the Executive are reasonably acceptable to the Executive; provided, however, amendments or modifications to the material employee benefit plans, programs and arrangements listed on Exhibit A that apply to senior executives of the Company, Parent and Holdings generally (whether or not they also apply to other participants) shall not result in a breach of this Agreement or constitute “Good Reason” under the Employment Agreement.
          2. On the date of the Closing, Parent shall cause to be granted to the Executive nonqualified stock options to purchase 30 shares of common stock of Holdings (such options, the “New Options”), at an exercise price equal to the fair market value of a share of common stock at the date of grant, which is expected to be $17,500 per share. One-half (50%) of the New Options shall be subject to vesting in equal annual installments over a period of 5 years following the date of grant, and the remaining one-half (50%) of the New Options shall be subject to performance vesting, in each case on the terms set forth in the attached form of Option Agreements (attached as Exhibit B-1 and Exhibit B-2). Such Option Agreements shall be granted under and pursuant to the terms of the AAH Holdings Corporation 2004 Equity Incentive Plan (the “AAH Option Plan”), in or substantially in the form of the attached options certificates. Notwithstanding anything else in the Executive Severance Plan (including Section 3.5 thereof) or in any other agreement, the New Options shall vest on such terms as provided in such Option Agreements.
          3. The Executive’s Employment Agreement is hereby amended as follows:
          (i) Section 2 of the Employment Agreement is hereby amended by substituting “April 7, 2010” for “April 7, 2009”;
          (ii) Section 10(a) of the Employment Agreement is hereby amended by replacing the parenthetical:
          “(the ‘Severance Period’; provided that if the Executive’s employment hereunder is terminated during the Term (i) by the Corporation other than for Cause, or (ii) by the Executive for Good Reason pursuant to a Notice of Termination and, in the case of clause (i) or (ii), such termination occurs after a Change of Control, then the ‘Severance Period’ shall be thirty-six (36) months)”
          with the following parenthetical:
          “(the ‘Severance Period’; provided that if the Executive’s employment hereunder is terminated during the Term but prior to April 8, 2009 (i) by the Corporation other than for

Cause, or (ii) by the Executive for Good Reason pursuant to a Notice of Termination and, in the case of clause (i) or (ii), such termination occurs after a Change of Control, then the ‘Severance Period’ shall be thirty-six (36) months)”;
          and
          (iii) The characters “(a)” in Section 7(a) of the Employment Agreement are hereby deleted and Section 7(b) of the Employment Agreement is hereby deleted in its entirety.
          4. Contemporaneous with the execution of this Agreement, the Company shall amend the Amended and Restated Executive Severance Plan to be in the form attached hereto as Exhibit C (subject to the terms of this Agreement, including the last sentence of Section 2).
          5. The parties hereto acknowledge and agree that in the event the Executive is given a Notice of Non-Renewal (as defined in the Employment Agreement), then, on and after expiration of the Term (as defined in the Employment Agreement), the Executive shall participate in the Executive Severance Plan as in effect on the date hereof in accordance with the terms thereof (subject to the terms of this Agreement, including the last sentence of Section 2) and shall not be entitled to benefits pursuant to the Employment Agreement. For the avoidance of doubt, the giving of a Notice of Non-Renewal is neither (i) a no Cause termination or (ii) a termination for Good Reason for purposes of the Employment Agreement; provided, however, the Executive shall be entitled to severance pay and benefits under the Executive Severance Plan in the event of the Company’s decision not to continue Executive’s employment upon the expiration of the Term.
          6. This Agreement shall become effective on the Closing (as defined in the Merger Agreement) and shall be of no force or effective if the Merger Agreement is terminated in accordance with its terms.
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          IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of this 17th day of September, 2007.

Amscan Holdings, Inc.
By:	/s/ Robert J. Small
	Name:	Robert J. Small
	Title:	Chairman of the Board

Factory Card and Party Outlet Corp.
By:	/s/ Timothy J. Benson
	Name:	Timothy J. Benson
	Title:	Chief Financial Officer

Factory Card Outlet of America, Ltd.
By:	/s/ Timothy J. Benson
	Name:	Timothy J. Benson
	Title:	Chief Financial Officer

Executive
/s/ Gary Rada